UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Coca-Cola Enterprises Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99

[LOGO OF COCA COLA ENTERPRISES INC.]

NOTICE OF 2001 ANNUAL MEETING OF SHAREOWNERS

Time:	10:30 a.m. Friday, April 20, 2001

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

Record Date:	Shareowners at the close of business on February 21, 2001 are entitled to vote

Matters to be voted on:
•  Election of three directors to serve until the 2004 annual meeting of shareowners;

•  2001 Stock Option Plan;

•  2001 Restricted Stock Award Plan;

•  Executive Management Incentive Plan (Effective January 1, 2001);

•  Appointment of Ernst & Young LLP as our independent auditors for 2001;

•  Shareowner proposal to eliminate the election of our board of directors in classes; and

•  Any other business properly before the meeting and any adjournments of it.

We urge you to grant a proxy.

Please sign, date and return the enclosed proxy card. If you are a shareowner of record, you can grant a proxy over the telephone or internet by following the instructions on the proxy card. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person.

This notice of meeting and accompanying proxy statement are
first being sent to our shareowners on or about March 12, 2001.

[LOGO OF COCA COLA ENTERPRISES INC.]

PROXY STATEMENT
FOR ANNUAL MEETING OF
SHAREOWNERS
to be held 10:30 a.m. April 20, 2001
at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

                  We are furnishing this proxy statement to our shareowners in connection with our 2001 annual meeting of shareowners.

                  Our board of directors is soliciting your proxy to vote your shares at the annual meeting. These proxy materials have been prepared by our management for the board. This proxy statement and the accompanying form of proxy are first being sent to our shareowners on or about March 12, 2001.

                  The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

Voting Your Shares

You are entitled to vote your shares of stock at the annual meeting if our records show that you held your shares as of the close of business on February 21, 2001, the date our board has selected as the record date for this meeting. At that time, a total of 418,172,274 shares of common stock and 436,528 shares of voting preferred stock were outstanding and entitled to vote. Each share of stock has one vote. The accompanying proxy card shows the number of shares you are entitled to vote.

Shareowners at the annual meeting will consider the election of directors and the other items listed on the preceding page. You can vote in favor of all nominees for director or you can withhold your vote from some or all of the nominees. For all other proposals, you may vote for or against, or you may abstain from voting.

You can vote in person at the annual meeting, or you can grant a proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. All of our shareowners of record also have the option of granting a proxy by telephone or internet. Look at your proxy card or the information forwarded by your bank, broker or other holder of record for instructions. Telephone and internet proxy facilities will close at midnight, Eastern daylight time, on April 19, 2001. You are a shareowner of record if your stock is registered in your name.

Your shares will be voted as you instruct. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which you have not given instructions. The board’s recommendations appear on page 3.

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. If any other matters properly come before the annual meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

If the annual meeting is adjourned, your shares will be voted when the meeting is reconvened as well, unless you have revoked your proxy.

Revoking Your Proxy

Here is how you can revoke your proxy and change your votes any time before your proxy is voted:

•	Give written notice of revocation to our Secretary prior to the annual meeting;

•
Change your vote by granting a later-dated proxy. To do this, sign, date and deliver a later-dated proxy card prior to the meeting or, prior to midnight, Eastern daylight time on April 19, 2001, shareowners of record can grant a later proxy by telephone or on the internet; or

•	Come to the annual meeting and vote your shares in person.

Quorums and Vote Counting

The annual meeting requires a quorum, which for this meeting means that a majority of the shares issued and outstanding at the record date are represented at the meeting. If you grant a proxy or attend the meeting in person, your shares will be counted to determine whether a quorum is present, even if you abstain from voting on some or all matters introduced at the meeting. “Broker nonvotes” also count for quorum purposes. If you hold your shares through a broker, bank or other nominee, generally the nominee may vote the shares it holds for you in accordance with your instructions. However, if the nominee has not received your instructions within ten days of the meeting, the nominee may vote in its discretion only on matters that the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker nonvote” on that matter.

The three nominees for director who receive the highest vote totals will be elected as directors. All other matters must be approved by a majority of the votes cast by shareowners who are present or represented and entitled to vote at the annual meeting. Abstentions and broker nonvotes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal.

First Chicago Trust Company, a division of EquiServe, is our transfer agent and will tabulate all proxies and votes for the annual meeting.

Costs of Proxy Solicitation

We are paying the costs of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers or employees may solicit proxies by mail, telephone or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Recommendations of the Board of Directors

                  FOR the election of the following persons to the board of directors to serve until the 2004 annual meeting:

James E. Chestnut
J. Trevor Eyton
L. Phillip Humann

                  FOR approval of our 2001 Stock Option Plan;

                  FOR approval of our 2001 Restricted Stock Award Plan;

                  FOR approval of our Executive Management Incentive Plan (Effective January 1, 2001);

                  FOR ratification of Ernst & Young LLP’s appointment as independent auditors of the Company for the 2001 fiscal year; and

                  AGAINST a shareowner proposal to eliminate the election of our board of directors in classes.

Principal Shareowners

                  The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock.* The number of shares is as of February 21, 2001 for Mr. Johnston and The Coca-Cola Company, and as of December 31, 2000 for Putnam Investments, LLC.

Name	Number of Shares Owned	Percent of Class

The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	168,956,718	40.4%

Summerfield K. Johnston, Jr. 2500 Windy Ridge Parkway Atlanta, Georgia 30339	33,549,571	7.93%

Putnam Investments, LLC. One Post Office Square Boston, Massachusetts	21,913,174	5.24%

*
The following table shows shares of our voting preferred stock, issued without registration in connection with bottler acquisitions. This voting preferred stock represents, in the aggregate, approximately 0.1% of the aggregate voting power of all shares. The table presents the number of such shares beneficially owned by each person known to us as having beneficial ownership, as of February 21, 2001, of more than five percent of our voting preferred stock.

Name	Number of Shares Owned	Percent of Class

J. Daniel Keenan	129,640	29.7%
3112 Briarwood
Grand Island, NE

J. Michael Keenan	112,248	25.7%
632 Fieldston Road
Bellingham, WA

J. Patrick Keenan	119,640	27.4%
2901 W. Leota Street
North Platte, NE

Mary Margaret Montag	35,000	8.0%
222 Hawthorn Road
Bellingham, WA

1.    Election of Directors

Nominees

                  Our board of directors is authorized to have a maximum of 14 members and currently has 13 members. Approximately one-third of the board is elected each year for a three-year term.

                  Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election as director. For this reason, Scott L. Probasco, Jr., a member of our board since 1991, will retire from the board effective as of this annual meeting.

                  The board has nominated James E. Chestnut, J. Trevor Eyton and L. Phillip Humann for terms expiring at our 2004 annual meeting of shareowners.

                  Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board could choose either to let the vacancy stay unfilled until an appropriate candidate is located, or to reduce the size of the board to eliminate the unfilled seat.

Recommendation of the Board of Directors

                  Our board of directors recommends that you vote FOR the election of James E. Chestnut, J. Trevor Eyton and L. Phillip Humann as directors to hold office until the 2004 annual meeting of shareowners, and until their respective successors are elected and qualified.

Information Concerning the Nominees and the Incumbent Directors

                  The information below is given as of the date of this proxy statement.

Nominees for Election
To Term Expiring 2004

James E. Chestnut
50, has been Executive Vice President, Operations Support of The Coca-Cola Company since January 2000; prior to that, he was Senior Vice President, Operations Support from November 1999 to January 2000, and Senior Vice President and Chief Financial Officer from July 1994 to October 1999. Mr. Chestnut serves as a director of Coca-Cola FEMSA, S.A. de C.V. He has been a member of our board of directors since 1999.

J. Trevor Eyton
66, has been Senior Director of Brascan Corporation, a natural resources, integrated power systems, real estate development and management, banking and brokerage services company, since July 2000. Prior to that, since 1979, he was a senior executive officer of Brascan Corporation. He has been a member of the Senate of Canada since 1990. Senator Eyton is also a director of Noranda Inc., a diversified natural resources company—mining and metals, forest products, oil and gas; Trilon Financial Corporation, a management and finance company; and Imax Corporation, a theater projection and sound system company. He was a director of Coca-Cola Beverages Ltd. until its acquisition by our Company in 1997. He has been a member of our board of directors since 1998.

L. Phillip Humann
55, has served as Chairman of the Board, President and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, since March 1998, and prior to that, served as President. He is also a director of Equifax Inc., a credit information provider; and Haverty Furniture Companies, Inc., a furniture retailer. He has been a member of our board of directors since 1992.

Incumbent Directors
Term Expiring 2003

Howard G. Buffett
46, has been Chairman of the Board of The GSI Group, a manufacturer of agricultural equipment, since June 1996 and President of Buffett Farms since 1989. He is a director of Berkshire Hathaway Inc., an investment holding company and Lindsay Manufacturing, a manufacturer of agricultural irrigation equipment. He has been a member of our board of directors since 1993.

Johnnetta B. Cole
64, has been Presidential Distinguished Professor of Anthropology, Women’s Studies and African American Studies at Emory University, Atlanta, since August 1998, and is President Emerita of Spelman College, Atlanta, Georgia. She was President of Spelman College from 1987 to 1997. Dr. Cole is also a director of Merck & Co., Inc., a manufacturer of health maintenance and restoration products. She has been a member of our board of directors since 1990.

Jean-Claude Killy
57, has been Chairman and Chief Executive Officer of The Company of the Tour de France, an organizer and promoter of sporting events, since 1994 and was Chairman of the Board of Coca-Cola Entreprise SAS, our French bottler, from 1993 to October 1999. From 1992 until 1996, he served as Chairman of the Board of Amaury Sport Organization, an organizer of recreational, cultural, and sporting activities. Mr. Killy is a director of Amaury Sport Organization and The Philippe Amaury Editions, S.A., a publisher, and serves as a member of the International Olympic Committee. He has been a member of our board of directors since 1997.

Lowry F. Kline
60, has been Vice Chairman of our Company since April 2000. Prior to that he was Executive Vice President and Chief Administrative Officer from April 1999 to April 2000. He was Executive Vice President and General Counsel from October 1997 until July 1999. He was Senior Vice President and General Counsel from February 1996 to October 1997; he had been General Counsel of the Company since 1991. He was a partner in the law firm of Miller & Martin LLP, Chattanooga, Tennessee, from 1970 until 1996.

Incumbent Directors
Term Expiring 2002

John L. Clendenin
66, is Chairman Emeritus of BellSouth Corporation, a telecommunications holding company, a director of Equifax Inc., a credit information provider; The Kroger Co., a retail grocery chain; Springs Industries, Inc., a producer of finished fabrics, home furnishings and industrial fabrics; National Service Industries, Inc., a producer of lighting equipment, envelopes and chemicals and provider of linen services; The Home Depot, Inc., a retailer of home improvement products; and Powerwave Technologies, a manufacturer of radio amplifier equipment. From 1984 through 1996, Mr. Clendenin served as Chairman, President and Chief Executive Officer of BellSouth Corporation, and served on its board of directors until 1997, when he retired as Chairman of the Board. He has been a member of our board of directors since 1986.

Joseph R. Gladden, Jr.
58, has been Executive Vice President and General Counsel of The Coca-Cola Company since January 2000; prior to that he was Senior Vice President and General Counsel since April 1991. He has announced his resignation from The Coca-Cola Company effective April 18, 2001. He is a director of Coca-Cola Amatil Ltd., a soft drink bottler. He has been a member of our board of directors since 1997.

John E. Jacob
66, has been Executive Vice President and Chief Communications Officer of Anheuser-Busch Companies, Inc., a brewer, since 1994 and a director of that company since 1990. He is a director of LTV Corporation, a manufacturer of steel and energy products. He has been a member of our board of directors since 1986.

Summerfield K. Johnston, Jr.
68, has served as Chairman of our board of directors since October 1997 and our Chief Executive Officer from December 1991 until April 1998 and from January 1, 2000 through the present. He was Vice Chairman of the board from December 1991 to October 1997. Mr. Johnston is a director of SunTrust Banks, Inc., a bank holding company. He has been a member of our board of directors since 1991.

Robert A. Keller
70, is retired. He was a consultant to The Coca-Cola Company until 1999. He was a director of The Coca-Cola Bottling Company of New York, Inc. until its acquisition by our Company in 1997. He has been a member of our board of directors since 1986.

Meetings of our Board of Directors and Committees

                  In 2000, the board of directors held five meetings. Each director attended at least 75 percent of the total of all meetings of the board and each committee on which he or she served.

Committees of our Board of Directors

                  The board of directors has the following standing committees. The members of each committee are identified in the right-hand column:

Affiliated Transaction Committee

Reviews, considers, and negotiates on behalf of our Company any proposed merger or consolidation with, or purchase of an equity interest or assets, other than in the ordinary course of business, from, any entity in which The Coca-Cola Company has a 20 percent or greater equity or other ownership interest, and which transaction has an aggregate value exceeding $10 million; considers whether any proposed transaction described above should be approved by shareowners by a percentage vote in excess of or in addition to any vote required by law.
John E. Jacob (Chairman) John L. Clendenin Johnnetta B. Cole J. Trevor Eyton Jean-Claude Killy

The Affiliated Transaction Committee did not meet in 2000.

Audit Committee

Assists the board in fulfilling its oversight responsibilities relating to: the quality and integrity of the Company’s annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of the Company’s financial statements, ethics programs and legal compliance and other matters the board deems appropriate. See the Report of the Audit Committee included in this proxy statement.

The board has adopted a written charter for the Audit Committee, the text of which appears at Exhibit A to this proxy statement.

In accordance with the rules of the New York Stock Exchange, the board has determined that each member of the Audit Committee is independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

The Audit Committee met five times in 2000.
L. Phillip Humann (Chairman) John L. Clendenin J. Trevor Eyton

Committee on Corporate Governance

Reviews and recommends corporate governance policies and issues; reviews the performance of the chief executive officer, chief operating officer and, where appropriate, other senior officers; in consultation with chief executive officer also evaluates and recommends candidates for senior executive positions as they may become vacant.
John L. Clendenin (Chairman) Howard G. Buffett L. Phillip Humann John E. Jacob Robert A. Keller Scott L. Probasco, Jr.

The Committee on Corporate Governance met two times in 2000.

Committee on Directors

Recommends to the board of directors candidates for election to the board and reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; also considers candidates for election to the board submitted by shareowners.
Joseph R. Gladden, Jr. (Chairman) Johnnetta B. Cole John E. Jacob Jean-Claude Killy

The Committee on Directors met three times in 2000.

Compensation Committee

Reviews and approves all salary arrangements, including annual and long-term incentive awards and other remuneration, for officers; responsible for administration of stock option and restricted stock plans, incentive plans, and other compensation plans.
John L. Clendenin (Chairman) J. Trevor Eyton Joseph R. Gladden, Jr. Robert A. Keller

The Compensation Committee met four times and took action by written consent twice in 2000.

Executive Committee

Exercises powers of the board of directors between meeting, except for: amending the bylaws; or approving or recommending to shareowners a merger, a sale of substantially all of the assets, a dissolution or an amendment to the Company’s certificate of incorporation.
Summerfield K. Johnston, Jr. (Chairman) James E. Chestnut L. Phillip Humann Lowry F. Kline Scott L. Probasco, Jr.

The Executive Committee did not meet in 2000.

Public Issues Review Committee

Reviews our policies and practices relating to significant public issues of concern to shareowners, the Company generally, employees, communities served by us, and the general public.	Howard G. Buffett (Chairman) Johnnetta B. Cole Jean-Claude Killy Lowry F. Kline Scott L. Probasco, Jr.

The Public Issues Review Committee met once in 2000.

Retirement Plan Review Committee

Reviews administration of all employee retirement plans and the financial condition of all trusts and other funds established under these plans.	John E. Jacob (Chairman) Howard G. Buffett James E. Chestnut Robert A. Keller

The Retirement Plan Review Committee met once in 2000.

Capital Projects Review Committee

Reviews and approves all proposed capital projects for property, plant and equipment where the amount involved for a specific project is $1 million or more; capital projects exceeding $10 million require approval of the board.
James E. Chestnut Joseph R. Gladden, Jr. Summerfield K. Johnston, Jr.

The Capital Projects Review Committee took nine actions by written consent in 2000.

Report of the Audit Committee

                  The Audit Committee has reviewed and discussed with management the audited financial statements of the Company.

                  The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability of the Company’s accounting principles, and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the Committee discussed with the auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

                  Based on the foregoing reviews and discussions, the Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s annual report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

L. Phillip Humann, Chairman
John L. Clendenin
J. Trevor Eyton

Compensation of Directors

                  Outside directors are each paid a $35,000 annual retainer, meeting fees of $1,000 for each board meeting attended and, except for the Chairman and outside directors who are employed by The Coca-Cola Company, meeting fees of $1,000 for each committee meeting attended. Outside directors who are not employed by The Coca-Cola Company also receive a $3,000 annual retainer for each board committee chaired. An “outside director” is neither an officer nor an employee of the Company.

                   We also reimburse all outside directors for reasonable expenses of attending a meeting of the board or a committee; directors who are officers or employees of the Company receive only reimbursement of expenses incurred in attending out-of-town meetings.

                  Outside directors and the Chairman have one-third of all meeting fees and $15,000 of the annual retainer paid into deferred compensation accounts, valued as if they were invested in our common stock. Outside directors, but not the Chairman, can make voluntary deferrals into these compensation accounts, as well. The account of each outside director is also credited with shares of phantom stock having a value of $16,000 on the first trading day of the year.

                  On January 2, 2001, each outside director was granted an option to buy 7,600 shares of our common stock. The options are divided into five subgrants of 1,520 options, with exercise prices of $18.6563, $20.5219, $22.5741, $24.8315, and $27.3147. One-fourth of the options vest on the first, second, third and fourth anniversaries of the grant date, and the options remain exercisable until January 2, 2011. These grants are subject to the approval by the shareowners at the annual meeting of our 2001 Stock Option Plan. (See “Approval of the 2001 Stock Option Plan” at page 28.)

                  Effective as of the 2001 annual meeting of shareowners, the annual retainer for outside directors will be increased to $65,000 in order to remain competitive with similar companies.

Security Ownership of Directors and Officers

                  The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company beneficially owned, as of February 21, 2001, unless otherwise indicated, by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table on page 20; and

•	the directors and executive officers as a group.

                  Each person has sole investment and voting power for the shares shown, unless otherwise indicated in the footnotes.

	Number of Shares Beneficially Owned

	Our Common Stock		Coca-Cola Stock
Name	Number of Shares Owned	Percentage of Class	Number of Shares Owned	Percentage of Class
Howard G. Buffett (1)(2)	41,307	*	26,786	*
James E. Chestnut (3)	7,633	*	640,690	*
John L. Clendenin (2)(4)	51,148	*	0	*
Johnnetta B. Cole (2)(5)	38,944	*	500	*
J. Trevor Eyton (6)	10,982	*	0	*
Joseph R. Gladden, Jr. (7)(8)	14,507	*	838,273	*
L. Phillip Humann (9)	38,519	*	40	*
John E. Jacob (2)(10)	53,354	*	0	*
Summerfield K. Johnston, Jr. (11)	33,549,571	7.93%	90,400	*
Robert A. Keller (2)(12)	36,521	*	379,773	*
Jean-Claude Killy (8)(13)	24,170	*	5,000	*
Lowry F. Kline (14)	832,018	*	0	*
Scott L. Probasco, Jr. (2)(15)	1,565,569	*	5,000	*
John R. Alm (16)	2,321,754	*	0	*
Norman P. Findley (17)		*	19,576	*
All directors and executive officers as a group (28 persons), including those directors and nominees named above (18)	46,115,354	10.78%	2,065,226	*

* Less than one percent

(1)   Includes 15,000 shares of our common stock owned jointly with his wife, 60 shares held by his minor children, and his stock account balance in our directors’ deferred compensation plan, that will be paid in 10,012 shares of our common stock upon distribution from the plan. Includes 26,696 shares of Coca-Cola stock owned jointly with his wife and 90 shares held by his minor children.

(2)   With respect to Dr. Cole and Messrs. Buffett, Clendenin, Jacob, Keller, and Probasco, beneficial ownership as reported in the table includes 16,235 shares of our common stock that may be acquired upon the exercise of outstanding stock options.

(3)   Includes his stock account balance in the directors’ deferred compensation plan that will be paid in 4,983 shares of our common stock upon distribution from the plan. Includes 4,960 shares of Coca-Cola stock owned by his wife, 2,997 shares of Coca-Cola stock owned by his children, 272,500 restricted shares of Coca-Cola stock, 328,175 shares of Coca-Cola stock that may be acquired upon the exercise of outstanding stock options, and 3,923 shares of Coca-Cola stock held in trust through The Coca-Cola Company Thrift and Investment Plan as of December 31, 2000.

(4)  Includes his stock account balance in the directors’ deferred compensation plan that will be paid in 26,913 shares of our common stock upon distribution from the plan.

(5)   Includes her stock account balance in the directors’ deferred compensation plan that will be paid in 22,184 shares of our common stock upon distribution from the plan. Includes 500 shares of Coca-Cola stock owned jointly with her husband.

(6)   Includes 1,500 shares held indirectly, 4,485 shares of our common stock that may be acquired upon the exercise of outstanding stock options, and his stock account balance in the directors’ deferred compensation plan that will be paid in 4,997 shares of our common stock upon distribution from the plan.

(7)   Includes his stock account balance in the directors’ deferred compensation plan that will be paid in 4,772 shares of our common stock upon distribution from the plan. Includes 320,000 restricted shares of Coca-Cola stock, 38 shares of Coca-Cola stock held in trust through The Coca-Cola Company Thrift and Investment Plan as of December 31, 2000, 223,431 shares of Coca-Cola stock that may be acquired upon the exercise of outstanding stock options, and 295 shares of Coca-Cola stock owned by his daughter.

(8)   With respect to Messrs. Gladden and Killy, beneficial ownership as reported in the table includes 8,735 shares of our common stock that may be acquired upon the exercise of outstanding stock options.

(9)   Includes his stock account balance in the directors’ deferred compensation plan that will be paid in 11,597 shares of our common stock upon distribution from the plan. Includes 40 shares of Coca-Cola stock held in trust for his son and 20,735 shares of our common stock that may be acquired upon the exercise of outstanding stock options.

(10)   Includes his stock account balance in the directors’ deferred compensation plan that will be paid in 37,119 shares of our common stock upon distribution from the plan.

(11)   Includes 20,557 shares of our common stock owned by his wife, 1,244,568 shares of our common stock held in trusts for his daughter, 1,598,541 shares of our common stock held in a trust for his son of which he is a co-trustee, and 3,943,968 shares of our common stock held in a trust of which he is a co-trustee. Also includes options to acquire 4,902,685 shares of our common stock that are exercisable or will be exercisable within sixty days from the date of this table, his balance in the directors’ deferred compensation plan that will be paid in 2,156 shares of our common stock upon distribution from the plan, 13,842 shares of our common stock held in our Matched Employee Savings and Investment Plan, and 82,199 shares of our common stock held pursuant to our Supplemental Matched Employee Savings and Investment Plan, each plan as of December 31, 2000. Includes 88,000 shares of Coca-Cola stock held by two trusts of which he is a co-trustee, 960 shares of Coca-Cola stock held in a trust for his daughter, and 1,440 shares of Coca-Cola stock held in a trust, of which he is a co-trustee, for his son.

(12)   Includes 309 shares of our common stock owned by his wife, as to which he has disclaimed beneficial ownership, and his stock account balance in the directors’ deferred compensation plan that will be paid in 2,804 shares of our common stock upon distribution from the plan. Includes 12,737 shares of Coca-Cola stock owned by his wife and 88,613 shares of Coca-Cola stock held in trusts of which his wife is a trustee, as to all of which he has disclaimed beneficial ownership, and 4,449 shares of Coca-Cola stock held in a family foundation.

(13)   Includes his stock account balance in the directors’ deferred compensation plan that will be paid in 9,435 shares of our common stock upon distribution from the plan.

(14)   Includes options to acquire 269,518 shares of our common stock that are exercisable or will be exercisable within sixty days from the date of this table, 420,000 restricted shares of our common stock that are subject to forfeiture, 1,981 shares of our common stock held in trust through the Matched Employee Savings and Investment Plan, and 2,176 shares of our common stock held pursuant to the Supplemental Matched Employee Savings and Investment Plan, both plans as of December 31, 2000.

(15)   Includes 7,500 shares of our common stock held in trust for his wife, of which he has disclaimed beneficial ownership, 1,508,042 shares of our common stock held in a trust of which he is trustee, call options to acquire 20,000 shares of our common stock that are exercisable or will be exercisable within sixty days from the date of this table, and his stock account balance in the directors’ deferred compensation plan that will be paid in 13,692 shares of our common stock upon distribution from the plan.

(16)   Includes 10,775 shares of our common stock owned by his wife, 354 shares of our common stock owned by his children, as to which he has disclaimed beneficial ownership, 450 shares held in a family foundation of which he is a trustee, options to acquire 531,730 shares of our common stock that are exercisable or will be exercisable within sixty days from the date of this table, 600,000 restricted shares of our common stock that are subject to forfeiture, 57,523 shares of our common stock held in trust through the Matched Employee Savings and Investment Plan, and 39,384 shares of our common stock held pursuant to the Supplemental Matched Employee Savings and Investment Plan, both plans as of December 31, 2000.

(17)   Includes options to acquire 229,565 shares of our common stock that are exercisable or will be exercisable within sixty days from the date of this table, 255,000 restricted shares of our common stock that are subject to forfeiture, 5,398 shares of our common stock held in trust through the Matched Employee Savings and Investment Plan, 1,029 shares of our common stock held pursuant to the Supplemental Matched Employee Savings and Investment Plan, both plans as of December 31, 2000, and 19,576 shares of Coca-Cola stock held in trust through The Coca-Cola Company Thrift and Investment Plan as of December 31, 2000.

(18)   Includes options to acquire 9,538,166 shares of our common stock that are exercisable or will be exercisable within sixty days from the date of this table, 1,960,000 restricted shares of our common stock that are subject to forfeiture and includes 592,500 shares of Coca-Cola stock that are subject to transfer restrictions, and options to acquire 551,606 shares of Coca-Cola stock that are exercisable or will be exercisable within sixty days from the date of this table.

Section 16(a) Beneficial Ownership Reporting Compliance

                  Our directors and executive officers, and beneficial owners of 10% or more of our common stock, must file reports with the Securities and Exchange Commission showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations of our directors and executive officers, we believe that all required reports were filed in 2000, and, other than disclosed in prior proxy statements, in preceding years, except for: Summerfield K. Johnston, Jr.’s gift of 22,500 shares on March 12, 1999 that was reported on a Form 4 dated March 8, 2001; Scott L. Probasco, Jr.’s gifts of 3,540 shares on May 14, 1999 and 295 shares on June 11, 1999 that were subsequently reported on a Form 4 dated March 8, 2001; and Michael P. Coghlan’s transfer of 22,575 shares on September 22, 1999 that was subsequently reported on a Form 5 dated December 31, 2000.

Compensation Committee Report on Executive Compensation

The Compensation Committee establishes and reviews the salaries and other compensation paid to our executive officers. This report summarizes the policies followed in setting compensation for our executive officers in 2000.

Compensation Philosophy

The Committee has established a compensation program for executive officers that is intended to reward superior leaders within a highly competitive business. A high percentage of the compensation of executive officers is conditioned upon performance criteria set with reference to the Company’s financial performance, such as increases in budgeted operating income and return on invested capital, as well as the price of the Company’s common stock. For 2000, the executive officer compensation program included four types of pay:

•	an annual base salary;

•	an annual performance-based bonus;

•	a long-term performance-based bonus; and

•	grants of performance-based stock options.

The executive officer compensation program is intended to create potential for both high risk and high reward. For 2000, the Committee had approved a total compensation program that would compensate executive officers at the market rate (the 50th percentile) for executive officers performing similar functions at other Fortune 125 industrial companies and other consumer goods companies if the Company’s performance met its budget. If advanced targets were met, compensation would be at approximately the 75th percentile.

The Committee’s independent compensation consultants report that the performance goals of the bonus plans and stock option grants continue to rank among the most difficult when compared to compensation programs at other Fortune 125 industrial companies.

Annual Base Salary

For 2000, the Committee set executive officers’ base salaries within the 50th to 75th percentile range of the base salaries paid to a similar position at other Fortune 125 industrial companies and other consumer goods companies. The Committee also considered the Company’s financial performance in 1999, changes in the duties and responsibilities of each executive officer and each individual’s performance during the prior year. Senior human resources executives, the chief executive officer and our independent compensation consultants assist the Committee with decisions regarding the executive officers’ base salaries. Mr. Johnston, the chief executive officer, did not participate in discussions regarding his own compensation.

Annual Performance-Based Bonus

For 2000, the Committee adopted an annual incentive bonus program that conditioned the payment of an executive officer’s bonus on the attainment of specific targets related to the Company’s budgeted operating income. The Committee established award levels ranging from 4% to 115% of the executives’ annual base salaries.

Under the 2000 annual bonus plan, an executive officer could have received 100% of the “at budget” bonus amount if the Company reached its budgeted operating income goal. An executive officer could also have received a lower bonus if the budgeted operating income was not attained but a specific minimum goal was reached, and a larger bonus if the budgeted operating income goal was exceeded.

Under the 2000 annual bonus plan, executive officers received annual bonuses ranging from 26.8% to 42.3% of their base salaries, based on the Company’s attaining 96.5% of its adjusted budgeted operating income.

Pursuant to the terms of the plan, these results were calculated considering the Committee’s authorization to normalize operating income results for certain significant financial events, including the impact of extraordinary currency fluctuations that affected its European operations. To balance this normalization with the Committee’s pay for performance philosophy, the Committee also limited the maximum paid under the plan to not more than 70% of the budgeted payment.

Long-Term Performance-Based Bonus

Bonuses under the long-term performance plan for 1998 through 2000 were paid in the first quarter of 2001. Executive officers received bonuses under this plan based on the Company’s achieving a three-year average of 98.8% of its budgeted cash operating profit, normalized as described above. These bonuses ranged from 28% to 56% of the executive officers’ base salaries.

As permitted under the Plan, the Committee terminated the long-term performance bonus plans related to both the 1999 through 2001 performance period and the 2000 through 2002 performance period for all participants, including the executive officers. No bonuses will be paid under those plans.

Grants of Performance-Based Stock Options

The Committee believes that it is important for a significant part of the compensation of each executive officer to be tied to ownership of the Company’s common stock so that each executive’s interest in the growth and performance of the Company is closely aligned with the interests of our shareowners. The Committee has established stock ownership guidelines for the Company’s executive officers, requiring each executive to own common stock with a value equal to a multiple of his or her salary. The multiples range from three to seven times the executive’s base salary. An executive officer must satisfy the guidelines within a specific time period to qualify for future grants of equity-based compensation.

In December 1999, the Committee granted stock options to executive officers as part of their compensation for 2000. The only option grants made to executive officers in 2000 were those made to six executive officers who elected to accept a special option grant in lieu of a percentage of his or her bonus that could become payable under the 2000 annual bonus plan.

Compensation of the Chief Executive Officer

The Committee established the following compensation guidelines for 2000 for our chief executive officer:

•
Base salary and cash incentive compensation should reflect the responsibilities of that officer and be competitive with the compensation of executives in similar businesses who have comparable experience and qualifications.

•
An annual base salary of $1,100,000 was set. However, Mr. Johnston elected to receive $25,000 as base salary during 2000 and, in lieu of the balance, accepted a special stock option grant in December 1999 consisting of 188,343 premium-priced options.

•
In the first quarter of 2001, Mr. Johnston received $232,652 under the annual bonus plan for the 2000 performance period. This amount equals one-half of the annual bonus to which he would have been entitled had he not elected, in 1999, to forego one-half of his 2000 annual bonus for a special grant of stock options in 2000, as discussed below.

•	In the first quarter of 2001, Mr. Johnston received a bonus of $455,467 under the 1998 through 2000 long-term performance plan described above.

•
The only stock options Mr. Johnston received in 2000 were those granted in lieu of his election to forego one-half of his annual bonus in 2000. He received 46,475 options under this election. Mr. Johnston had received grants of stock options in December 1999 representing an annual grant and, in that same month, a grant in lieu of a portion of his 2000 base salary.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers. However, compensation that is “performance-based” is exempt from this limit on deductibility if it satisfies certain requirements of Section 162(m). Therefore, the Committee designed the cash bonus programs and the stock option grants related to its 2000 executive officer compensation program to qualify as performance-based compensation under Section 162(m).

For 2001, the Committee approved, and the board has adopted, the Executive Management Incentive Plan (Effective January 1, 2001), the 2001 Stock Option Plan and the 2001 Restricted Stock Award Plan, subject to the approval of our shareowners at the annual meeting. The Committee intends for the compensation paid under these plans to officers covered by Section 162(m) to satisfy the requirements of performance-based compensation. The Company will not make any awards to executive officers under the plans unless the shareowners approve them.

John L. Clendenin, Chairman
J. Trevor Eyton
Joseph R. Gladden, Jr.
Robert A. Keller

Executive Compensation Tables

Summary Compensation Table

Name And Principal Position (1)		Annual Compensation				Long-Term Compensation
	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($) (2)		Awards		Payouts	All Other Compensation ($) (4)
						Restricted Stock Awards ($) (3)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Summerfield K. Johnston, Jr. Chairman of the Board	2000 1999 1998	25,000 717,020 843,017	232,652 0 435,500	169,053 133,720 205,021		0 0 0	46,475 888,343 0	679,562 1,145,608 1,321,539	10,019 40,659 47,228

John R. Alm President and Chief Operating Officer	2000 1999 1998	750,000 525,000 500,000	317,250 0 284,500	102,576 81,541 88,445		0 0 0	0 683,406 0	319,719 428,800 405,416	28,872 33,967 30,472

Norman P. Findley Executive Vice President, Marketing	2000 1999 1998	466,668 350,000 330,000	125,300 0 203,940	646 (5) 1,120 (5) 930	(5)	0 0 0	0 240,000 0	248,533 304,000 236,375	20,214 36,842 16,809

Lowry F. Kline Vice Chairman	2000 1999 1998	457,000 441,334 400,000	81,803 0 227,600	700 (5) 885 (5) 2,936	(5)	0 0 0	16,338 250,725 0	241,067 297,600 262,632	12,774 13,550 12,394

G. David Van Houten Executive Vice President, Group President	2000 1999 1998	344,400 337,600 320,000	123,295 160,090 232,000	1,342 (6) 1,430		0 0 0	0 248,580 0	204,288 294,400 239,688	20,279 24,917 20,127

(1)   The officer group, referred to as the named executive officers, is composed of Mr. Johnston, the Chief Executive Officer, together with the four most highly compensated executive officers, determined as of December 31, 2000, and indicating their position as of that date.

(2)   “Other Annual Compensation” in 2000 includes the following reportable perquisites and other personal benefits, securities, or property: for Mr. Johnston, $116,732 for non-business use of Company aircraft, $37,321 for employer-paid taxes; for Mr. Alm, $49,587 for non-business use of Company aircraft, $35,539 for employer-paid taxes.

(3)   At December 31, 2000, the named executive officers owned the following restricted shares of common stock, having the value indicated, based on the stock’s closing price of $19.00 on that date: Mr. Alm, 600,000 shares, $11,400,000; Mr. Findley, 255,000 shares, $4,845,000; Mr. Kline, 420,000 shares, $7,980,000; Mr. Van Houten, 135,000 shares, $2,565,000.

(4)   “All Other Compensation” in 2000 includes: for Mr. Johnston, $875 paid to a defined contribution retirement plan and $9,144 in income imputed for term life insurance premiums; for Mr. Alm, $26,250 paid to defined contribution retirement plans and $2,622 in income imputed for term life insurance premiums; for Mr. Findley, $15,312 paid to defined contribution retirement plans and $4,902 in income imputed for term life insurance premiums; for Mr. Kline, $5,250 paid to a defined contribution retirement plan and $7,524 in income imputed for term life insurance premiums; and for Mr. Van Houten, $17,657 paid to defined contribution retirement plans and $2,622 in income imputed for term life insurance premiums.

(5)   Perquisites and other personal benefits, securities, or property for this named executive officer during the fiscal year did not exceed the lesser of $50,000 or 10% of salary and bonus.

(6)   Perquisites and other personal benefits, securities, or property for this named executive officer during the fiscal year did not exceed the lesser of $50,000 or 10% of salary and bonus, and there were no other items of “Other Annual Compensation.”

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base/Price ($/SH)	Expiration Date	Grant Date Present Value ($) (1)
Mr. Johnston	46,475	3.9%	$21.25	01/14/10	$464,750
Mr. Alm	0	N/A	N/A	N/A	N/A
Mr. Findley	0	N/A	N/A	N/A	N/A
Mr. Kline	16,338	1.4%	$21.25	01/14/10	$163,380
Mr. Van Houten	0	N/A	N/A	N/A	N/A

(1)   The “grant date present value” is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, the executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by the Company are as follows: (i) dividend yield of 0.4%; (ii) expected volatility of 36.4%; (iii) risk-free interest rate of 6.78%; and (iv) expected life of six years. No assumptions were made regarding nontransferability or risk of forfeiture. The assumptions chosen materially impact the resulting valuations.

Aggregated Option/SAR Exercises in Last Fiscal Year,
and Fiscal Year-End Option and SAR Values

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options and SARs at Fiscal Year- End (#)	Value of Unexercised in- the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Mr. Johnston	0	0	4,902,685/712,733	54,493,753/120,752
Mr. Alm	0	0	508,395/498,011	4,395,961/ 81,558
Mr. Findley	135,000	2,811,092	296,230/174,170	3,076,553/ 23,108
Mr. Kline	0	0	246,183/191,580	2,357,711/ 23,108
Mr. Van Houten	0	0	469,210/186,482	3,507,605/ 23,108

Long-Term Incentive Plan Awards In Last Fiscal Year

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans (1)
		Threshold ($) (2)	Budget (2)	Maximum ($) (2)
Mr. Johnston	3-year period ending December 31, 2002	40% of salary	80% of salary	160% of salary
Mr. Alm	3-year period ending December 31, 2002	40% of salary	80% of salary	160% of salary
Mr. Findley	3-year period ending December 31, 2002	30% of salary	60% of salary	120% of salary
Mr. Kline	3-year period ending December 31, 2002	30% of salary	60% of salary	120% of salary
Mr. Van Houten	3-year period ending December 31, 2002	30% of salary	60% of salary	120% of salary

(1)
The 2000-2002 Long-Term Incentive Plan was terminated on December 31, 2000, and no payments will be made under this plan. Under the terms of the 2000-2002 plan, payouts were to be based upon the three-year average of the Company’s return on invested capital (ROIC) determined in the same manner as set forth in the Company’s audited financial statements. Whether a payout is at the threshold, budget or maximum amount would have depended on the percentage of the Company’s ROIC average over the relevant three-year period. Any payout earned under the plans would have been made either (i) in the first year following the end of the relevant three-year period, or (ii) in the year following a participant’s death or disability.

(2)   “Salary” is the average of the annual base salaries over the relevant three-year period, as reported in the Summary Compensation Table.

Pension Plans

                  The Company has a noncontributory, qualified defined benefit pension plan that provides retirement benefits for substantially all employees, other than employees covered by a collective bargaining agreement. Benefits are based upon the highest average annual compensation during any three consecutive calendar years of the last ten calendar years and years of credited service.

                  The Company also maintains two unfunded, nonqualified defined benefit pension plans, providing retirement benefits in excess of those provided by the qualified plan. The combined benefit provided by the qualified and nonqualified plans is limited to 300% of the maximum annual benefit allowed under Section 415 of the Internal Revenue Code. The maximum benefit for 2000 at age 65 was $405,000.

                  The following table shows the estimated annual benefits payable at normal retirement age (65) under the defined benefit qualified and nonqualified plans.

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20	25	30	35	40	45
$ 600,000	$ 41,048	$ 82,095	$123,143	$164,190	$205,238	$246,285	$287,333	$328,380	$369,428
650,000	44,548	89,095	133,643	178,190	222,738	267,285	311,833	356,380	400,928
700,000	48,048	96,095	144,143	192,190	240,238	288,285	336,333	384,380	405,000
750,000	51,548	103,095	154,643	206,190	257,738	309,285	360,833	405,000	405,000
800,000	55,048	110,095	165,143	220,190	275,238	330,285	385,333	405,000	405,000
900,000	62,048	124,095	186,143	248,190	310,238	372,285	405,000	405,000	405,000
1,000,000	69,048	138,095	207,143	276,190	345,238	405,000	405,000	405,000	405,000
1,250,000	86,548	173,095	259,643	346,190	405,000	405,000	405,000	405,000	405,000
1,500,000	104,048	208,095	312,143	405,000	405,000	405,000	405,000	405,000	405,000
1,750,000	121,548	243,095	364,643	405,000	405,000	405,000	405,000	405,000	405,000
2,000,000	139,048	278,095	405,000	405,000	405,000	405,000	405,000	405,000	405,000
2,250,000	156,548	313,095	405,000	405,000	405,000	405,000	405,000	405,000	405,000
2,500,000	174,048	348,095	405,000	405,000	405,000	405,000	405,000	405,000	405,000
2,750,000	191,548	383,095	405,000	405,000	405,000	405,000	405,000	405,000	405,000
3,000,000	209,048	405,000	405,000	405,000	405,000	405,000	405,000	405,000	405,000
3,250,000	226,548	405,000	405,000	405,000	405,000	405,000	405,000	405,000	405,000
3,500,000	244,048	405,000	405,000	405,000	405,000	405,000	405,000	405,000	405,000
3,750,000	261,548	405,000	405,000	405,000	405,000	405,000	405,000	405,000	405,000
4,000,000	279,048	405,000	405,000	405,000	405,000	405,000	405,000	405,000	405,000

                  Benefits shown in the table above are computed as straight-life annuity amounts upon retirement and are not subject to reduction for Social Security or other amounts.

                  Covered compensation for 2000 includes salary and bonuses earned, but excludes Other Annual Compensation, Restricted Stock Awards, and All Other Compensation described in the Summary Compensation Table.

                  The named executive officers’ covered compensation for 2000, as well as years of credited service at the end of the fiscal year, is summarized below:

Officer	Compensation	Credited Service
Mr. Johnston	$ 104,562	46 Years
Mr. Alm	$1,069,718	23 Years
Mr. Findley	$ 715,199	12 Years
Mr. Kline	$ 698,066	9 Years
Mr. Van Houten	$ 708,778	30 Years

Employment Contracts and Termination of Employment Arrangements

Mr. Johnston has an employment agreement with the Company dated April 17, 1998, providing that he will remain an employee of the Company until such time as determined by the board of directors, when he will then become a consultant to the Company for a term ending January 1, 2003. While he is an employee, his base salary will be determined by the Compensation Committee, and he will continue to participate in employee and fringe benefit plans. Once he becomes a consultant, the agreement sets the compensation at $50,000 per month. Mr. Johnston has agreed to remain on the board until the end of the consulting period, subject to election by our shareowners. He is also bound by a noncompetition agreement that extends for two years beyond the end of his consulting period.

During 2000, Mr. Alm received a complete distribution of the 598,038 shares of our common stock in his account under his deferred compensation agreement with Johnston Coca-Cola Bottling Group, Inc. dated December 16, 1991, as amended. As of December 31, 2000, there is an account balance of $360,902 still credited under this agreement, and this account is periodically credited with an amount equal to the interest that would have been earned on the balance if the rate paid by SunTrust Bank, Atlanta on six-month certificates of deposit of like amount were applied. Mr. Alm is entitled to the value of this account only upon the termination of his employment with the Company.

Comparison of Five-Year Cumulative Total Return

                  The graph shows the cumulative total return to our shareowners during the five years ended December 31, 2000, in comparison to the cumulative returns of the S&P Composite 500 Index and an index of peer group companies selected by our Company. The peer group consists of The Coca-Cola Company, PepsiCo, Inc., Coca-Cola Bottling Co. Consolidated, Cadbury Beverages plc, PepsiAmericas, Inc. and Pepsi Bottling Group, Inc. The graph assumes $100 invested on December 31, 1995, in our common stock and in each index, with the subsequent reinvestment of dividends on a quarterly basis.

Certain Relationships and Related Transactions

Stock Ownership by and Director Relationships with The Coca-Cola Company

The Company was formed initially as a wholly owned subsidiary of The Coca-Cola Company. The Coca-Cola Company remains the largest shareowner of the Company, owning as of February 21, 2001, directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 40% of the outstanding common stock. In addition, two directors of the Company are executive officers of The Coca-Cola Company, and one other director of the Company is a former executive officer of The Coca-Cola Company.

Agreements and Transactions with The Coca-Cola Company

The Company and The Coca-Cola Company have entered into transactions and agreements with one another, incident to their respective businesses, and the Company and The Coca-Cola Company are expected to enter into material transactions and agreements from time to time in the future.

Material agreements and transactions between the Company and The Coca-Cola Company during 2000 are described below.

Beverage Agreements and Purchases of Finished Product

The Company and its subsidiaries purchase syrups and concentrates from The Coca-Cola Company and manufacture, package, distribute, and sell liquid nonalcoholic refreshment products under beverage agreements with The Coca-Cola Company. These agreements give the Company the right to produce and market beverage products of The Coca-Cola Company in bottles and cans in specified territories. The beverage agreements also provide The Coca-Cola Company with the ability to set prices of the syrups and concentrates for the beverages of The Coca-Cola Company, as well as the terms of payment and other terms and conditions under which the Company purchases those syrups and concentrates. The Company has other agreements with The Coca-Cola Company under which it purchases finished product or fountain syrup for sale within its territories.

During 2000, the Company purchased from The Coca-Cola Company approximately $4 billion of syrups, concentrates, and finished product under the beverage agreements and other agreements relating to fountain syrup, net of amounts paid by The Coca-Cola Company to the Company to settle obligations upon the amendment of certain agreements.

Purchase of Finished Product from Joint Venture

The Company purchases finished product from Beverage Partners Worldwide, a joint venture between The Coca-Cola Company and Nestlé S.A. During 2000, total payments to The Coca-Cola Company, for the benefit of the joint venture, were approximately $20 million.

Management Services

During 2000, the Company charged The Coca-Cola Company approximately $6 million for management fees, manufacturing expenses, rent, and other miscellaneous expenses associated with our management of a syrup plant in Eagan, Minnesota.

Transfer of Employees

The Coca-Cola Company is to reimburse the Company during 2001 for approximately $3 million in costs incurred by the Company in 2000 associated with employees transferred from The Coca-Cola Company.

Dispensing Equipment

During 2000, The Coca-Cola Company reimbursed the Company approximately $51 million for the cost of parts and labor in connection with repairs on cooler, dispensing, or post-mix equipment owned by The Coca-Cola Company.

Lease of Office Space

During 2000, the Company and The Coca-Cola Company leased office space from each other in various locations. The Company paid approximately $1 million to and received approximately $3 million from The Coca-Cola Company under these arrangements.

Point-of-Sale Expenses

The Company purchases point-of-sale and other advertising items from The Coca-Cola Company. In 2000, the Company paid The Coca-Cola Company approximately $8 million for such items and will continue to purchase such materials in 2001.

Sweetener Requirements Agreement

The Company and The Coca-Cola Company are parties to a sweetener requirements agreement for the purchase by the Company of substantially all of its requirements for sweetener in the United States. The amount paid by the Company to The Coca-Cola Company under this agreement during 2000 totaled approximately $298 million. This agreement runs through 2002.

Sales of Syrups, Bottle and Can Products, and Agency Billing and Delivery Arrangements

The Company has entered into agreements with The Coca-Cola Company pursuant to which it sells fountain syrup back to The Coca-Cola Company at prices which generally equate to the prices charged by The Coca-Cola Company to the Company. The Company then delivers such syrup to certain of the major fountain accounts of The Coca-Cola Company, and sometimes, on behalf of The Coca-Cola Company, invoices and collects the receivables with respect to such sales. In addition to the fountain syrup sales, the Company sells bottle and can beverage products to The Coca-Cola Company at prices that generally equate to the prices charged by the Company to its major customers. In 2000, the amounts paid by The Coca-Cola Company to the Company for fountain syrups, bottle and can beverage products, and delivery, billing and collection totaled approximately $460 million.

Marketing and Other Support Arrangements

For 2000, total direct marketing support paid or payable to the Company by The Coca-Cola Company, or on behalf of the Company by The Coca-Cola Company, approximated $766 million. Pursuant to cooperative advertising and brand and trade arrangements with The Coca-Cola Company, the Company paid The Coca-Cola Company approximately $195 million for local media, brand, and marketing program costs. In the opinion of management of the Company, the amount and terms of such marketing support provided to the Company by The Coca-Cola Company are generally as favorable as provided by The Coca-Cola Company to other Coca-Cola bottlers who have entered into beverage agreements similar to those of the Company bottlers. In addition, funding for costs associated with market or infrastructure development paid or payable to the Company by The Coca-Cola Company approximated $223 million.

Transactions with Coca-Cola Bottling Co. Consolidated

In September 2000, the Company acquired bottling rights in Ohio and Kentucky from Coca-Cola Bottling Co. Consolidated, a bottler in which both the Company and The Coca-Cola Company own equity interests. The Company paid approximately $23 million for these bottling territories.

Additionally, the Company and Coca-Cola Bottling Co. Consolidated, bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party’s production facilities to the other party’s markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product than produce it. In 2000, our sales to Coca-Cola Bottling Co. Consolidated totaled approximately $15 million and purchases were approximately $19 million. The Company expects that additional sales and purchases will occur in 2001.

Relationships and Transactions with Management and Others

During 2000, Gary P. Schroeder, a senior vice president of the Company, repaid a $200,000 relocation loan.

During 2000, the Company paid Jean-Claude Killy, a director of the Company, $200,000 under the terms of a consulting agreement.

The Company paid approximately $272,000 in rental and associated charges in 2000 to Mr. Johnston for our use of certain equipment and facilities owned by him.

2.    Approval of the 2001 Stock Option Plan

Our board of directors has proposed the adoption of the 2001 Stock Option Plan and directed that it be submitted for approval at the annual meeting of shareowners. Grants will be made to executive officers under this plan only upon shareowner approval. The plan is summarized below. The full text of the plan is in Exhibit B to this proxy statement.

Purpose

To align the financial interests of officers and key employees with the interests of share owners by encouraging and enabling the acquisition of a financial interest in the Company through grants of options to purchase the Company’s stock.

Administration

The Compensation Committee of the board of directors.

Eligible persons; eligible positions

Officers, key employees, as well as directors, consultants or other persons providing key services to the Company.

Awards of options

Options awarded under the plan must have an exercise price of at least 100% of the fair market value of the Company’s common stock on the date of grant. Options that are not forfeited for failure to satisfy such conditions expire ten years from the date they are granted. Options awarded under this plan become exercisable upon the satisfaction of conditions established by the Compensation Committee prior to the date of grant.

Options granted in 2001 as a standard grant under this plan will become exercisable in 25% increments on each of the first four anniversaries of the grant date and are subject to additional conditions as described below. These options also become exercisable upon an optionee’s death or disability, upon an employee optionee’s retirement on or after age 55 if age and service total at least 75, and upon a director optionee’s completion of a term of service after age 70.

Options that are, or become, exercisable remain exercisable for the following periods:

•	For an optionee who is an employee, for 60 months following his or her death, disability or retirement, or for 6 months for any other reason, and

•	For an optionee who is an outside director, for 60 months following his or her disability or the completion of his or her term of service after age 70, or for 12 months for any other reason.

Options that are not exercisable upon an optionee’s termination are forfeited to the Company. However, in some circumstances, an optionee is not considered terminated for purposes of this plan if he or she becomes immediately employed by The Coca-Cola Company or a company that is at least 20% owned by the Company or The Coca-Cola Company.

Transferability of options

Options granted under this plan may be transferred by the optionee to a member of his or her immediate family or to a trust established for the benefit of such family members. Options may also be transferred pursuant to a domestic relations court order, by will, or by the laws of descent and distribution.

Termination, amendment, or suspension

The board of directors or the Compensation Committee can terminate, suspend, or amend this plan at any time. This can be done without the approval of shareowners, unless that approval is necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the proposal to adopt the 2001 Stock Option Plan.

3.    Approval of the 2001 Restricted Stock Award Plan

Our board of directors has proposed the adoption of the 2001 Restricted Stock Award Plan and directed that it be submitted for approval at the annual meeting of shareowners. The plan will become effective only upon shareowner approval. The plan is summarized below. The full text of the plan is in Exhibit C to this proxy statement.

Purpose

To align the financial interests of officers and key employees with the shareowners by encouraging and enabling the acquisition of a financial interest in the Company though awards of restricted stock.

Administration

The Compensation Committee of the board of directors.

Eligible persons; eligible positions

Officers and key employees of the Company.

Awards of restricted stock

Stock awarded under the plan carries a restriction on transfer that is not removed until the satisfaction of conditions established by the Compensation Committee prior to the date of the award.

In 2001, grants of restricted stock under this plan will only be made to nonexecutives. These grants provide that restrictions will be removed from the awards on the fourth anniversary of the grant date. These shares of restricted stock also become fully transferable to the grantee (that is, vested) upon the grantee’s death or disability.

Restricted stock that is not vested upon the grantee’s termination is forfeited to the Company. However, in some circumstances, a grantee is not considered terminated for purposes of this plan if he or she becomes immediately employed by The Coca-Cola Company or a company that is at least 20% owned by the Company or The Coca-Cola Company.

Termination, amendment, or suspension

The board of directors or the Compensation Committee can terminate, suspend, or amend this plan at any time. This can be done without the approval of shareowners, unless that approval is necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the proposal to adopt the 2001 Restricted Stock Award Plan.

4.    Approval of the Executive Management Incentive Plan
(Effective January 1, 2001)

Our board of directors has proposed the adoption of the Executive Management Incentive Plan (Effective January 1, 2001) and directed that it be submitted for approval at the annual meeting of shareowners. The plan will become effective only upon shareowner approval. The plan is summarized below. The full text of the plan is in Exhibit D to this proxy statement.

Purpose

To provide executive officers with incentive to assist the Company in meeting and exceeding its business goals.

Administration

The Compensation Committee of the board of directors.

Eligible persons; eligible positions

Officers with Company-wide or group-wide responsibilities.

Performance period

A calendar year, as designated by the Compensation Committee, currently January 1, 2001 through December 31, 2001.

Performance goal

The specific and objective targets established prior to the beginning of the performance period are related to budgeted operating income, budgeted return on investment capital, and sales volume increases. As used in the plan, “operating income” and “return on invested capital” are determined in the same manner as in the Company’s audited financial statements for the performance period, adjusted for acquisitions, divestitures, and other significant financial events.

Calculation of awards

Pre-established award levels for the attainment of minimum, budget, and maximum performance goals for each component are described as specific percentages of a participant’s base salary as of December 31, 2001. However, for purposes of calculating the award, the December 31 base salary is limited to 110% of the January 1 base salary.

Maximum award

The chief executive officer could receive as much as 250% of his base salary, which could result in an award of $3,117,400 for the 2001 performance period.

Prorated award

A participant must be employed at the end of the performance period to receive an award under the plan, unless the participant dies, becomes disabled or retires, in which event the award will be prorated. The award would also be prorated if the participant held more than one eligible position during the year, having different award levels. However, in some circumstances, a participant is not considered terminated for purposes of this plan if he or she becomes immediately employed by The Coca-Cola Company or a company that is at least 20% owned by the Company or The Coca-Cola Company.

Payment of award

Awards are paid in the year following the performance period, but only after the Compensation Committee has certified in writing that the performance goals were met.

Termination, amendment, or suspension

The board of directors or the Compensation Committee can terminate, suspend, or amend this plan at any time. This can be done without the approval of shareowners, unless that approval is necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the proposal to adopt the Executive Management Incentive Plan (Effective January 1, 2001).

New Plan Benefits

                  The following table shows: (i) pro forma amounts which would be earned for 2001 under the Executive Management Incentive Plan (Effective January 1, 2001); (ii) grants of restricted stock under the 2001 Restricted Stock Award Plan; and (iii) grants of options under the 2001 Stock Option Plan. The table assumes approval of each plan by the shareowners. Because pay-outs, if any, under the 2001 Executive Management Incentive Plan depend upon attainment of objectives over a period that is still open, the pro forma results assume that the participants would each receive the award payable if the Company achieves 100% of its budgeted return on invested capital, budgeted operating income and sales volume goals.

Name and Position	Pro Forma Payout Under the 2001 Executive Management Incentive Plan (1)	Dollar Value of Restricted Stock (2)	Number of Shares of Restricted Stock (3)	Dollar Value of Options (4)	Number of Shares Subject to Options Granted
Summerfield K. Johnston, Jr.	$1,558,700	0	0	0	0
Chairman of the Board; Chief Executive Officer

John R. Alm	$1,072,969	0	0	0	0
President & Chief Operating Officer

Norman P. Findley	$ 408,890	0	0	0	0
Executive Vice President, Marketing

Lowry F. Kline	$ 533,894	0	0	0	0
Vice Chairman

G. David Van Houten	$ 388,742	0	0	0	0
Executive Vice President, Group President

Executive Group	$7,775,678	0	0	0	0

Non-Executive Director Group	N/A	0	0	(4)	83,600

Non-Executive Officer
Employee Group	N/A	$4,458,855	239,000	(4)	11,456,424

(1)   Awards under the Executive Management Incentive Plan would not be determined until 2002 because they would be based upon financial results for 2001. The table discloses 2001 pro forma bonuses, determined as described above, using the salary of each participant at January 1, 2001.

(2)   The figures shown are derived by multiplying the number of shares of restricted stock by $18.6563, the value of our stock on January 2, 2001.

(3)   2001 grants under the Restricted Stock Plan were made on January 2, 2001 to select nonexecutive employees to reward performance and encourage continued employment. These awards will vest after four years of continuous employment. The continuous employment condition will be waived in the event of the employee’s death or disability.

(4)   Options granted to nonexecutive directors are divided into five equal subgrants with exercise prices of $18.6563, $20.5219, $22.5741, $24.8315 and $27.3147, respectively. Options granted to nonexecutives have an exercise price of $18.6563. The actual value realized upon exercise of an option will depend on the excess of the stock price over the exercise price on the date of exercise.

5.    Ratification of Appointment of Independent Auditors

Our board has followed the recommendation of its Audit Committee and appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001. This appointment is subject to your ratification at the annual meeting. Ernst & Young LLP has served as independent auditors of the Company since 1986, and our management considers the firm to be well qualified.

Fees paid to Ernst & Young LLP for the last annual audit were $2.4 million and all other fees were $1.2 million, including audit related services of $0.4 million and nonaudit services of $0.8 million. Audit related services generally include fees for pension plan audits, comfort letters and consents, and accounting consultations.

Ernst & Young LLP has advised the Company that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in the Company or any of its subsidiaries.

Representatives of Ernst & Young LLP will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

If the shareowners do not ratify this appointment of Ernst & Young LLP, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the 2001 fiscal year.

6.    Shareowner Proposal

The International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, D.C. 20001-2198, has notified us that it intends to submit the following proposal at our annual meeting. The proponent certified that it owned 450 shares of common stock for over one year prior to its submission of the proposal and intends to hold at least $2,000 worth of these securities through the date of the annual meeting.

The text of the proposed resolution and the supporting statement, as furnished to us by the proponent, are as follows:

RESOLVED: That stockholders of Coca-Cola Enterprises (“CCE” or “the Company”) urge their Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT: The Company’s board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of the Company’s Board and introduce new perspectives.

In addition, a declassified board allows the Company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give CCE the flexibility it needs as it moves into the next century.

The evidence shows that shareholders are fed up with classified boards. This is especially true for employee shareholders. This past year, majorities of shareholders voted to declassify boards at many companies, including Airborne Freight (73%), Baxter International (60.4%), Eastman Chemical (70%), Eastman Kodak (60.7%), Lonestar Steakhouse & Saloon, Inc. (79%), Silicon Graphics (81.1%), United Health Group (75.7%), Weyerhaeser (58%) and Kmart 1 (68.5%). In 1999, shareholders voted to declassify boards with a majority at Cendant, Cooper Tire & Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passed with 65% of the vote. More than 70% of shareholders demanded the same at Fleming and Eastman Kodak.

By adopting annual elections, the Company can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

We urge our fellow shareholders to vote YES for this proposal.

Recommendation of the Board of Directors

Our board of directors recommends that you vote AGAINST the proposal to eliminate the election of our board of directors in classes

The Company has had a classified board of directors since it became a public company in 1986.

1 At Kmart, the proposal was binding and received 68.5% of ballots cast, 45.78% of shares outstanding. Kmart’s by-laws require support of 58% of shares outstanding.

Board classification means that the majority of the board at any given time will have experience in the Company’s business and affairs, promoting continuity and stability of the Company’s business strategies and policies. The board believes a long-term focus is in the best interest of the Company and the shareowners.

A classified board also affords the Company and its shareowners a measure of protection against hostile and unsolicited takeover attempts that do not offer the greatest value to all shareowners. The existence of a classified board encourages a potential acquirer to negotiate with the board; this gives the board additional time and bargaining power to negotiate a better offer from the acquirer and to consider alternative proposals that promote shareowner value.

The proponent suggests that declassifying the board would lead to fuller accountability to the shareowners. However, the board notes that certain measures currently in place—such as requiring board members to take a significant portion of their compensation in Company stock and granting options to board members that become exercisable only upon increases in the stock price—already align the interest of the board members with the interest of the shareowners.

The board believes that directors who are elected for staggered terms are just as accountable to the shareowners as those elected annually, since the same standards of performance apply regardless of the length of the term.

Finally, shareowners should note that the adoption of this proposal would not, of itself, declassify the board. It is merely a request that the board take the necessary steps to put it into effect. Under Delaware law and the Company’s certificate of incorporation, this could only happen upon the board’s determination that such a measure is advisable, and its adoption of a proposed amendment to the certificate of incorporation by a majority of directors. Then the affirmative vote of the holders of at least 66-2/3% of the voting power of the common stock and any preferred stock entitled to vote for the election of directors, voting as a single class, would be required for the amendment to be effective.

Shareowner Proposals for 2002 Annual Meeting

If you intend to submit either a nomination to the board of directors or a shareowner proposal and request its inclusion in the 2002 proxy statement and form of proxy, those submissions must be in writing and received by us no later than November 12, 2001.

If you miss the deadline for submissions to be included in the proxy, your submission can still be considered at the 2002 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the 2002 annual meeting, and otherwise comply with the requirements of the bylaws.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, at Post Office Box 723040, Atlanta, Georgia 31139-0040.

Other Matters

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote your shares in their discretion.

J. GUY BEATTY, JR.
Secretary

Atlanta, Georgia
March 12, 2001

EXHIBIT A

AUDIT COMMITTEE CHARTER

This charter governs the operations of the Audit Committee of Coca-Cola Enterprises Inc.

Purpose and Scope of the Audit Committee

The Audit Committee (the “Committee”) assists the Board of Directors in fulfilling their oversight responsibilities to shareowners, potential shareowners, the investment community and others relating to:

•	the quality and integrity of the Company’s annual and interim external consolidated financial statements and financial reporting process;
•	the adequacy and effectiveness of the Company’s internal accounting and financial controls;
•	current and emerging business issues;
•	the internal audit function;
•	the annual independent audit of the Company’s financial statements;
•	ethics programs and legal compliance; and
•	other matters the Board of Directors deems appropriate.

The Committee’s scope of responsibility spans all divisions and subsidiaries of the Company and encompasses all business operations and activities engaged in by the Company.

Committee Membership

The Board of Directors appoints three or more directors to constitute the Audit Committee and one of such directors as the Chairman of the Committee. Membership on the Committee is restricted to those directors who are free from any relationship that, in the opinion of the Company’s Board of Directors, would interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Committee Procedures and Schedule

Meetings of the Committee are conducted under Robert’s Rules of Order. The Committee holds regular meetings not less than three times per year. The Chairman or any member of the Committee may call special meetings.

Committee Resources

The Committee has access to, and the assistance of, the Company’s personnel, including Internal Audit, independent auditors, and all records of the Company. The Committee at its discretion may conduct private sessions with individual parties and expects to be advised if there are any areas that require its special attention. The Committee may, if circumstances require, retain special counsel or other professional advice to assist it in carrying out its responsibilities.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. As a result of carrying out their responsibilities, the Committee will recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1. Communication from Management:

a.
Review the interim financial statements with management prior to the filing of the Company’s Quarterly Report on Form 10-Q. Discuss the results of timely quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

b.
Review with management the financial statements to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

c.	Review with management the annual proxy statement, including the report of the Committee to be included in the proxy statement.

d.
Receive explanations from financial management of changes in accounting standards and rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies, that have (or may have) a material effect on the financial statements.

e.
Review significant accounting principles, policies, procedures and internal controls used by the Company. Review changes in these items and unexpected events which have a significant impact on financial results.

f.	Review areas in the Company susceptible to high degrees of risk and uncertainty as they pertain to estimates and other matters of judgment contained in the financial statements.

g.	Receive notification from management when it seeks a second opinion on a financial accounting or reporting matter from an accounting firm other than the independent auditors.

2. Quality of Internal Audit:

a.	Review and approve the charter for Internal Audit.

b.	Concur in the appointment or removal of the Director of Internal Audit.

c.	Review the Internal Audit function of the Company including audit scope, audit results, operational plans, staffing levels and coordination of activities with the independent auditors.

d.
Receive annual reports from Internal Audit regarding the planned reviews of the Company’s electronic data processing procedures and controls, and the specific security programs to protect against computer fraud or misuse from both within and outside the Company.

e.
Receive annual reports regarding Internal Audit’s review of officers’ expenses and perquisites, including any use of corporate assets, and, if appropriate, review a summarization of the expenses and perquisites of the period under review.

f.	Provide opportunity for Internal Audit to meet with members of the Committee without members of management present.

3. Effectiveness of the Independent Audit:

a.
The Committee shall have a clear understanding with management and the independent auditors (the “auditors”) that the auditors are ultimately accountable to the Board of Directors and the Committee. The Committee and the Board of Directors will have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the auditors, subject to shareowners’ approval. Annually, recommend to the Board of Director’s the selection of the Company’s independent auditors, subject to the shareowner’s approval.

b.	Review the proposed scope and plans of the annual independent audit, considering whether high-risk areas are receiving appropriate attention. Review and approve proposed and actual fees.

c.
Review the level of cooperation given by the Company to the auditors during the annual audit. Determine whether any inappropriate restrictions are placed on the scope of the annual audit. Receive from management a copy of representation letters to the auditors in conjunction with the annual audit.

d.
Discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Ensure that the auditors submit to the Committee an annual formal written statement delineating all relationships between the auditors and the Company. Discuss with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence.

e.
Review non-audit services provided to the Company by its auditors. Be informed by management at its next scheduled meeting whenever the Company engages the auditors for non-audit services in excess of $100,000.

f.
Review with the auditors their management letter recommendations, and receive observations about the performance, competence and adequacy of financial management and control procedures. Review with the auditors and Company management the responses and action plans of Company management to management letter recommendations.

g.
Discuss the results of timely quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States prior to the filing of the Company’s Quarterly Report on Form 10-Q. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

h.
Review with the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

i.	Provide opportunity, on a regular and as-needed basis, for the independent auditors to meet with the members of the Committee without members of management present.

4. Ethical Corporate Conduct:

a.	Review and approve changes to the Company’s Code of Business Conduct.

b.	Annually, review the program management establishes to monitor compliance with ethical corporate conduct.

c.	Review reports of significant unethical or illegal acts by the Company’s employees and management’s corrective actions.

5. Legal Matters:

a.	Receive reports from the General Counsel and other legal counsel relating to significant legal proceedings involving unethical or illegal acts by the Company’s officers or employees.

b.
Receive reports on other significant legal activities concerning litigation, contingencies, claims or assessments that may have a material impact on the Company’s financial position or results of financial operations.

6. Other:

a.
Maintain minutes of meetings and keep the Board of Directors, the Chief Executive Officer and the Company Secretary informed of Committee activities. Report to the Board, with recommendations, any control deficiencies or other matters having actual or potential effect on the fair presentation of financial results.

b.	Review any specific policies relating to the handling of sensitive payments.

c.	Annually, the Committee will review and reassess the adequacy of the Committee charter and obtain approval of the Board of Directors, if necessary.

d.
The Committee has the authority to investigate and perform any other activities considered necessary, desirable or helpful to achieve the previously stated objectives and fulfill its responsibilities to the Board of Directors in the accomplishment of the Company’s mission and goals.

7. Relationships

The Audit Committee serves and is subject to the control and direction of the Board of Directors.

The Audit Committee promotes the objectivity of the independent auditors and Internal Audit by providing them open access to the Committee.

(Approved by the Audit Committee and the Board of Directors on April 14, 2000)

EXHIBIT B

2001 STOCK OPTION PLAN

Section  1.  Purpose

                  The purpose of the 2001 Stock Option Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) and its Subsidiaries (as defined in Section 4) by encouraging and enabling the acquisition of a financial interest in the Company by officers, management employees and other key individuals through grants of stock options (“Options”).

Section  2.  Administration

                  The Plan shall be administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “nonemployee directors” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), and the regulations thereunder.

                  The Committee shall determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option.

                  The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, the affected optionees, and their respective successors in interest.

                  In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall, to the fullest extent permitted by law, be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding.

Section  3.  Stock

                  The stock to be issued under the Plan shall be shares of common stock, $1 par value, of the Company (the “Stock”). The Stock shall be made available from authorized and unissued Stock or from shares of Stock held by the Company in its treasury. The total number of shares of Stock that may be issued under the Plan pursuant to Options granted hereunder shall not exceed 40,000,000, subject to adjustment as provided in Section 9 of this Plan. Stock subject to any unexercised portion of an Option which expires or is canceled, surrendered or terminated for any reason may again be subject to Options granted under the Plan. Stock received in payment upon the exercise of an Option may not be the subject of a subsequent Option.

Section  4.  Eligibility

                  Options may be granted to officers, other key employees of the Company and its Subsidiaries, as well as to consultants, directors or other persons providing key services to the Company of its Subsidiaries. “Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital or profits interest at the time of the granting of such Option.

                  No person shall be granted the right to acquire pursuant to Options granted under the Plan more than 20% of the aggregate number of shares of Stock authorized for issuance under the Plan, subject to adjustment as provided in Section 9 of this Plan.

Section  5.  Awards of Options

                  (a)        Option Price.    The option price shall be 100% or more of the fair market value of the Stock on the date of grant. The fair market value of shares of Stock shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date for which the valuation is made, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions listing reflecting composite trading as of 4:00 p.m., Eastern Time on the trading day, or as otherwise determined by the Committee.

                  (b)         Payment.    The option price shall be paid in full at the time of exercise. No shares shall be issued until full payment has been received therefor. Payment may be made in cash or by delivery of shares of Stock owned by the optionee.

                  (c)        Duration of Options.    Subject to the terms of the Option, the duration of Options shall be 10 years from date of grant.

                  (d)        Other Terms and Conditions.    Options may contain such other provisions as the Committee shall determine appropriate from time to time, including provisions related to the vesting of Options and the time periods within which an Option shall be exercisable. The grant of an Option to any officer or employee shall not affect in any way the right of the Company and any Subsidiary to terminate the relationship between the Company or Subsidiary and the optionee.

                   (e)        Options Granted to International Optionees.    Options granted to an optionee who is subject to the laws of a country other than the United States of America may contain terms and conditions inconsistent with provisions of the Plan or may be granted under such supplemental documents, as required or appropriate under such country’s laws.

                  (f)         Withholding of Taxes.    The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the optionee the amount of any federal, state or local taxes required by law to be withheld with respect to Options granted hereunder or the Stock acquired pursuant to the exercise of such Options.

Section  6.  Extension of the Terms of Options

                  The Committee may extend the duration of any Option for a period not to exceed one year without changing the option price and on such other terms and conditions as the Committee may deem advisable unless either the authority granted under this Section 6 or the exercise of such authority would result in less favorable tax treatment than the optionee would have received under the original option or is prohibited by the securities laws of the country within which the grant was originally made.

Section  7.  Nontransferability of Options

                  Options shall not be transferable except as follows: An Option shall be transferable by will or by the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction. Further, an Option is transferable to an immediate family member of the optionee under such terms and conditions as may be determined, from time to time, by the Committee. For purposes of this Section 7, an “immediate family member” is defined as the optionee’s spouse, child, grandchild, parent or a trust established for the benefit of such family members. With respect to any Option transferred pursuant to the terms of this Section 7, any such Option shall be exercisable only by the designated transferee or the designated transferee’s legal representative.

Section  8.  No Rights as a Shareowner

                  An optionee or a transferee of an Option shall have no right as a shareowner with respect to any Stock covered by an Option or receivable upon the exercise of an Option until the optionee or transferee shall have become the holder of record of such Stock. No adjustments shall be made for dividends in cash or other property or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder of record of the share of Stock acquired pursuant to the Option.

Section  9.  Adjustment in the Number or Kind of Shares and in Option Price

                  In the event there is any change in the shares of Stock through the declaration of stock dividends payable in Stock or stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number or kind of shares of Stock available for Options, as well as the number or kind of shares of Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor.

Section  10.  Amendments, Modification and Termination of the Plan

                  The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options under the laws of various states or countries (including tax laws) or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted thereunder. Any such action may be taken without the approval of the shareowners of the Company unless the Committee determines that the approval of share owners would be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

                  No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is necessary to retain the benefits of Section 162(m) of the Internal Revenue Code or that it is not adverse to the interest of holders of outstanding Options.

                  The Plan shall terminate when all shares of Stock subject to Options under the Plan have been issued and are no longer subject to forfeiture unless earlier terminated by the Board or the Committee.

Section  11.  Governing Law

                  The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia, United States of America, and construed in accordance therewith.

Section  12.  Section 16(b) of the Securities Exchange Act of 1934

                  Any action taken by the Committee or the Board of Directors pursuant to the Plan, and any provision of the Plan, is null and void if it does not comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and would otherwise result in liability under Section 16(b) of that Act.

EXHIBIT C

2001 RESTRICTED STOCK AWARD PLAN

Section  1.  Purpose

                  The purpose of the 2001 Restricted Stock Award Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) and its Subsidiaries (as defined in Section 4) by encouraging officers’ and employees’ efforts to meet and exceed its business goals through grants of restricted shares of the Company’s common stock (“Awards”).

Section  2.  Administration

                  The Plan shall be administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “disinterested directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  The Committee shall determine the persons to whom and the times at which Awards will be granted, the number of shares to be awarded, the times within which the Awards may be subject to or released from forfeiture, the cancellation of any Award (with the consent of the holder thereof), and all other conditions of the Award.

                  The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and may take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including but not limited to the Company, its Subsidiaries, the Committee, the Board, the affected recipients and their respective successors in interest.

                  In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall, to the fullest extent permitted by law, be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they may be a party by reason of any action taken or failure to act in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding.

Section  3.  Stock

                  The stock to be issued under the Plan pursuant to the Awards shall be shares of common stock, $1 par value, of the Company (the “Stock”). The Stock shall be made available from authorized and unissued common stock of the Company or from shares of Stock held by the Company in its treasury. The total number of shares of Stock that may be issued pursuant to the Awards under the Plan may not exceed 5,000,000 shares, subject to adjustment as provided in Section 8 of this Plan. Shares subject to awards forfeited shall not be available for subsequent issuance under the Plan.

Section  4.  Eligibility

                  Awards may be granted to officers (including non-employee officers) and other key employees of the Company and its Subsidiaries. “Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital or profits interest at the time of the granting of an Award.

                  No recipient shall acquire, pursuant to the Awards granted under the Plan, more than 20% of the aggregate number of shares of Stock authorized for issuance pursuant to Awards under the Plan, subject to adjustment as provided in Section 8 of this Plan.

Section  5.  Restrictions Upon the Stock

                  (a)        Awards may contain such provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate at the time of the Award, including conditions that must be satisfied prior to removing forfeiture restrictions and the nontransferability restrictions provided for under Section 6.

                  (b)         Notwithstanding subsection (a), above, Awards made to an individual who is an “executive officer,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, shall contain restrictions upon the Stock that shall not be removed except upon attainment of requisite increases in the fair market value of the Stock, measured from the date on which the Award is made. Such restrictions shall be established by the Committee prior to the date of any Award. Any Stock with respect to which requisite increases have not been attained, in accordance with the terms of the Award, ten years from the date of such grant shall be forfeited to the Company. For purposes of this subsection (b), “fair market value” shall be the average of the high and low trading prices on the applicable trading day or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing reflecting composite trading as of 4:00 p.m., Eastern Time, on the trading day, or as otherwise determined by the Committee.

                  (c)        Any Stock for which the conditions of the Award are not met shall be forfeited to the Company.

                  (d)        The grant of an Award to any officer or employee shall not affect in any way the right of the Company or any Subsidiary to terminate the employment relationship between the recipient and the Company or Subsidiary.

Section  6.  Nontransferablity of Awards

                  Shares of Stock subject to Awards shall not be transferable and shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of while the recipient is an officer or employee of the Company or a Subsidiary unless the restrictions described in Section 5 are removed.

Section  7.  Rights as a Shareowner

                  A recipient who receives an Award shall have rights as a shareowner with respect to Stock covered by such Award to receive dividends in cash or other property or other distributions or rights in respect to such Stock, and to vote such Stock as the beneficial owner thereof. Notwithstanding the foregoing, in the event that a dividend is payable in Stock, such Stock may, to the extent determined by the Committee, be subject to the same restrictions as the Stock received as an Award.

Section  8.  Adjustment in the Number or Kind of Shares

                  In the event there is any change in the number or kind of shares of Stock outstanding through the declaration of stock dividends payable in Stock, through stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number or kind of shares of Stock subject to an Award, or the number available for Awards.

Section  9.  Taxes

                  (a)        If a recipient properly elects within 30 days of the date on which an Award is granted to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Stock subject to the Award, such person shall make arrangements satisfactory to the Committee to pay to the Company in the year of such Award any federal, state or local taxes required to be withheld with respect to such shares.

                  (b)        Each recipient who does not make the election described in subsection (a) of this Section shall, no later than the date as of which the restrictions referred to in Section 5 and such other restrictions as may have been imposed as a condition of the Award lapse, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award.

                  (c)        If the recipient shall fail to make the tax payments described in this Section 9, the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the Stock subject to such Award.

Section  10.  Restrictive Legend and Stock Power

                  Each certificate evidencing Stock subject to an Award shall bear an appropriate legend referring to the restrictions applicable to such Award. Any attempt to dispose of Stock in contravention of such restrictions shall be ineffective. The Committee may adopt rules which provide that the certificates evidencing such shares may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the restrictions thereon shall have lapsed and may require as a condition of any Award that the recipient shall have delivered a stock power endorsed in blank relating to the Stock covered by such Award.

Section  11.  Amendments, Modification and Termination of the Plan

                  The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of the United States and various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to persons who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted thereunder, without the approval of the share owners of the Company.

                  However, no such action shall be taken without the approval of the shareowners of the Company unless the Committee determines that approval of the share owners would not be necessary to retain the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended.

                  No amendment or termination or modification of the Plan shall in any manner affect Awards theretofore granted without the consent of the recipient unless the Committee has made a determination that an amendment or modification is necessary to retain the benefits of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended, or that is not adverse to the interest of any persons to whom Awards have theretofore been granted.

                  The Plan shall terminate when all shares of Stock subject to Awards under the Plan have been issued and are no longer subject to forfeiture under the terms hereof unless earlier terminated by the Board or the Committee.

Section  12.  Governing Law

                  The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

Section  13.  Section 16(b) of the Securities Exchange Act of 1934

                  Any action taken by the Committee or the Board of Directors pursuant to the Plan, and any provision of the Plan, is null and void if it does not comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and would otherwise result in liability under Section 16(b) of that Act.

EXHIBIT D

EXECUTIVE MANAGEMENT INCENTIVE PLAN
(Effective January 1, 2001)

Section  1.  Purpose.

                  The purpose of the Executive Management Incentive Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) by providing senior officers of the Company with incentive to assist the Company in meeting and exceeding its business goals.

Section  2.  Administration.

                  The Plan shall be administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder.

                  The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

                  In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

Section  3.  Eligibility.

                  Cash awards (“Awards”) may be made under this Plan to persons who are senior officers of the Company and its Subsidiaries (“Participants”).

                  “Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital during any Performance Period.

Section  4.  Performance Goal Criteria.

                  For each calendar year in which the Committee determines an Award will be made (the “Performance Period”), the Committee shall establish a “Total Performance Goal,” which consists of the attainment of (1) specific targets for the Company’s actual operating income, as compared to its budgeted operating income, (2) specific targets in the Company’s return on invested capital, and (3) specific targets in the increase of sales volume as compared to the prior calendar year. All targets shall be preestablished in accordance with Section 162(m) of the Internal Revenue Code and regulations thereunder.

                  For purposes of this Plan, “operating income” and “return on invested capital” are determined in the same manner as set forth in the Company’s audited financial statements for the Performance Period, normalized for acquisitions, divestitures and other significant financial events, and “sales volume” is the amount of the Company’s product sold, measured in physical cases.

Section  5.  Calculation of Awards.

                  The Committee shall establish Award levels, described as percentages by which a Participant’s annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets described in Section 4. No Award under the Plan shall exceed 250% percent of a Participant’s annual base salary. An Award paid to a Participant shall be calculated using the annual base salary in effect on December 31 of the year for which the Award is made. Notwithstanding the preceding sentence, the annual base salary used to calculate an Award paid to a Participant (under this Section 5 or Section 6) may not exceed such Participant’s annual base salary in effect on January 1 of any Performance Period for which the Award is made, increased by 10%.

Section  6.  Prorated Awards.

                  (i) A person hired or promoted into a position identified in Section 3 (“Eligible Position”) during a Performance Period shall receive a prorated Award for the period of time the person was employed in an Eligible Position, using the Participant’s base salary in effect on December 31 of the Performance Period for which the Award is made.

                  (ii) A Participant who is transferred from one Eligible Position to another Eligible Position during a Performance Period shall receive an Award that is prorated for the period of time the Participant was employed within each Eligible Position, using the Participant’s annual base salary in effect on December 31 of the Performance Period for which the Award is made.

                  (iii) A Participant who is not employed in an Eligible Position on the last day of the Performance Period due to the Participant’s transfer to a position with the Company or a Subsidiary that is not an Eligible Position shall receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position, using the Participant’s annual salary on the last day that the Participant is employed in that Eligible Position.

                  (iv) A Participant whose employment with the Company or any Subsidiary terminates prior to the last day of the Performance Period shall not receive any Award under the Plan unless the reason for such termination was the Participant’s death, disability, or retirement. In the event a Participant terminates on account of such circumstances, the Participant shall receive a prorated Award determined as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan as of the date of such termination.

                  (v) For purposes of this Section 6:

                                     (a) “Retirement” means a Participant’s voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company’s defined benefit plan covering the majority of its non-bargaining employees in the United States.

                                     (b) “Disability” shall be determined according to the definition of “total and permanent disability,” in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan or such plan does not define “disability,” “disability” shall mean the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Committee, is expected to have a duration of not less than one year.

                                     (c) “Employed” means active employment during which the Participant is performing services to the Company or a Subsidiary, except that a Participant will be considered employed during approved military leave, disability leave (for no more than six months), personal leave (for no more than three months) and leave under the Family and Medical Leave Act.

                                     (d) “Prorated” means the determination of the amount of an Award for partial participation in a particular Eligible Position, which amount is determined according to the nearest whole number of months in which a Participant was employed in the relevant Eligible Position(s) during the Performance Period for which the Award is made.

                                     (e) For purposes of this Section 6, a Participant’s employment with the Company or any Subsidiary will be deemed not to be a termination of employment if the Participant’s reason for termination is due to immediate employment with any other Subsidiary or any Related Company; however, in such event, the Participant shall receive a prorated Award as if the Participant transferred to a position that is not eligible for participation under the Plan. The term “Related Company” shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 20% or more of the voting stock or capital if (i) such company is a party to an active reciprocity agreement with the Company and (ii) the Company has assented to the Participant’s subsequent employment.

Section  7.  Discretion of the Compensation Committee.

                  All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant that would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

Section  8.  Committee Certification.

                  Prior to payment of an Award, the Committee shall certify in writing that the performance targets in Section 4 have, in fact, been satisfied.

Section  9.  Amendments, Modification and Termination of the Plan.

                  The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan. Any such action may be taken without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Section  10.  Governing Law.

                  The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

[LOGO PRINTED ON RECYCLED PAPER]

[X] Please mark your votes as in this example.	2516

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors. FOR Proposals 2, 3, 4, and 5. AGAINST Proposal 6, and as the proxies deem advisable and all other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, and 5.

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (See reverse)	[_]	[_]	2. To approve the Company's 2001 Stock Option Plan;	[_]	[_]	[_]	4. To approve the Company's Executive Management Incentive Plan (Effective January 1, 2001);	[_]	[_]	[_]

For, except vote withheld from the following nominee(s):			3. To approve the Company's 2001 Restricted Stock Award Plan;	[_]	[_]	[_]	5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2001 fiscal year; and	[_]	[_]	[_]

The Board of Directors recommends a vote AGAINST proposal 6.

								FOR	AGAINST	ABSTAIN
							6. Shareowner Proposal to eliminate the election of our board of directors in classes.	[_]	[_]	[_]

							If you plan to attend the Annual Meeting, please mark this box.	[_]
							To discontinue Annual Report Mailing (for multiple account holders only), mark this box.	[_]
SIGNATURE(S)                                               DATE
Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please
give your full title as such.							If you would be interested in receiving future proxy materials electronically, mark this box.	[_]

á CONTROL NUMBER á

VOTE YOUR PROXY OVER THE INTERNET OR BY TELEPHONE.

Shareowners may now choose one of three methods to vote during the 2001 proxy season: 1. Vote by Internet, 2. Vote by Telephone, or 3. Vote by mailing the above proxy card. Using either Internet or Telephone voting will eliminate the need for you to return the proxy card and will help to reduce expenses for Coca-Cola Enterprises. For electronic (Internet/Telephone) voting, you must enter the Control Number printed in the box above, just below the perforation, to access the system. Your electronic vote (Internet/Telephone) authorizes the named proxies in the same manner as if you marked, signed, dated, and mailed the proxy card.

To vote by Internet:
1. Log on to the Internet and go to the web site http://www.eproxyvote.com/cce, 7 days a week; 24 hours a day.
2. Follow the instructions that appear on your computer screen. You must enter the Control Number printed in the above box to vote by Internet.

To vote by Telephone:
1. Call on touch-tone Telephone 1-877-PRX-VOTE (1-877-779-8683) TOLL-FREE in U.S. and Canada only, or outside the US and Canada 201-536-8073, 7 days a week, 24 hours a day.
2. Follow the instructions to vote your shares. You must enter the Control Number printed in the above box to vote by Telephone.

To vote by Mail:
1. Sign and date the above proxy voting card and mail in the business reply envelope enclosed.

If you choose to vote your shares by Internet or by Telephone, there is no need to mail your proxy card.
The Internet and Telephone voting facilities will close at midnight on April 19, 2001.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.
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▼BRING THIS ADMISSION TICKET WITH YOU IF ATTENDING THE ANNUAL MEETING.▼

                                                                                                            Admission Ticket

[LOGO OF COCA-COLA ENTERPRISES INC.]

Annual Meeting of Shareowners
Friday, April 20, 2001, 10:30 a.m. local time Hotel du Pont 11th and Market Streets, Wilmington, Delaware

[LOGO OF COCA-COLA ENTERPRISES INC.]

This Proxy is Solicited on Behalf of the Board of Directors
of Coca-Cola Enterprises Inc.

PROXY

The undersigned hereby (a) appoints J. Guy Beatty, Jr. and John R. Parker, Jr., each as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned and (b) directs Putnam Fiduciary Trust Company. Trustee under the following Plans: (i) Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or (ii) Lansing Matched Employee Savings and Investment Plan, and/or (iii) Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees, and/or (iv) The Coca-Cola Bottling Company of New York, Inc. Savings Plan for Southern New England, and/or (v) Central States Coca-Cola Bottling Company Bargaining Thrift and Savings Plan, and/or (vi) Coca-Cola Bottling Company of St. Louis Bargaining Employees' Savings and Investment Plan, to vote in person or by proxy all shares of Common Stock of Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, on all matters which may come before the 2001 Annual Meeting of Shareowners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 20, 2001 at 10:30 a.m. local time, and any adjournments thereof, unless otherwise specified herein.

Proposal 1:
     Election of Directors, Nominees:

     For term to expire at the 2004 Annual Meeting of Shareowners: (01) James E. Chestnut, (02) J. Trevor Eyton, and (03) L. Phillip Humann.

     The number appearing before thename of each nominee is for use in Internet and Telephone voting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.           SEE REVERSE SIDE

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FOLD AND DETACH HERE, IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL.

AGENDA
-----------------------------------------------------------------------------------------
ELECTION OF THREE DIRECTORS
•
APPROVAL OF THE COMPANY'S 2001 STOCK OPTION PLAN
•
APPROVAL OF THE COMPANY'S 2001 RESTRICTED STOCK AWARD PLAN
•
APPROVAL OF THE COMPANY'S EXECUTIVE MANAGEMENT INCENTIVE
PLAN (EFFECTIVE JANUARY 1, 2001)
•
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
•
TRANSACTION OF OTHER BUSINESS, INCLUDING ONE SHAREOWNER
PROPOSAL, AS MAY COME PROPERLY BEFORE THE MEETING

-----------------------------------------------------------------------------------------

If you choose to vote your shares over the Internet or Telephone, there is no need to mail back your proxy card.
The Internet and Telephone voting facilities will close at midnight on April 19, 2001

YOUR VOTE IS IMPORTANT, THANK YOU FOR VOTING.

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ADMISSION TICKET ON REVERSE. PLEASE BRING THIS TICKET WITH YOU IF ATTENDING THE ANNUAL MEETING.

DIRECTIONS TO HOTEL DU PONT:

From Baltimore, The Delaware Memorial Bridge, or downstate Delaware:
Take I-95 North to Wilmington, Exit 7 marked "Route 52, Delaware Avenue," From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. Hotel du Pont is on the right.

From Commodore Barry Bridge (New Jersey), or Philadelphia on I-95 South, or I-478 (The Blue Route), or Route 202 (if traveling Route 202, follow Route 202 to intersection with I-95 South):
Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). Follow exit road (11th Street) to intersection with Delaware Avenue marked "52 South, Business District." At Delaware Avenue stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. Hotel du Pont is on the right.